April 30, 2013
Steven M. Shindler
VIA EMAIL AND HAND DELIVERY
Re: Employment Offer
Dear Steve:
We appreciate your consideration of our offer for the position of Chief Executive Officer with NII Holdings, Inc. (referred to herein as the “Company,” “we” or “our”). As Chief Executive Officer, you will serve at the pleasure of our Board of Directors (the “Board”), and your duties and responsibilities will be consistent with your status as the Company's Chief Executive Officer, as may be determined from time to time by the Board, including reviewing, signing and certifying reports filed by the Company with the Securities and Exchange Commission. In this position, you will report directly to the Board and will devote such time as is necessary to the business of the Company and its subsidiaries and affiliates in order to fulfill the expectations of the Board.
During the term of your service as Chief Executive Officer of the Company, the Board currently expects that you will continue to serve as a director of the Company. The Board also expects that at least initially, you will continue to serve as a member of the Finance Committee of the Board and a member of the Risk Committee of the Board. As you are aware, the Board is currently reviewing the structure and responsibilities of the role of Chairman of the Board, and the Board currently expects to appoint a non-executive Chairman in the near future. The Board currently intends that you will continue to serve as Chairman of the Board until a non-executive Chairman of the Board is elected and takes office.
A summary of the key terms of our offer are detailed below:
Compensation and Benefits:
As Chief Executive Officer, you will initially receive an annual base salary of $946,586, which will be payable in accordance with the Company's normal payroll practices and subject to future adjustment by the Board. You also will be eligible to earn an annual bonus based upon the performance targets, terms and objectives to be established by the Compensation Committee of the Board. Initially, your target bonus amount will be 130% of your annual base salary. In accordance with the Company's annual incentive plan, your actual bonus payment can range from a minimum of zero up to a maximum of 200% of your target bonus amount.
In addition, as Chief Executive Officer, you will be permitted to use the Company's aircraft, when it is not otherwise in use for business purposes, for up to two trips to your permanent residence per month. You have agreed to be responsible for the applicable taxes associated with the flights. This benefit will be reviewed by the Board on an annual basis in conjunction with its annual review of executive officer compensation.
As a full time employee, you will be entitled to participate in all the Company's employee benefit plans for which you are eligible, which include, but are not limited to, life, disability and health insurance plans and programs and savings plans and programs, subject to applicable rules and regulations as in effect from time to time. For the avoidance of doubt, as Chief Executive Officer, you will be eligible to receive

Mr. Steven M. Shindler
April 30, 2013

severance pay under the Company's Severance Plan and will be eligible to receive benefits as a “Covered Employee” as defined in the Company's Change of Control Severance Plan, both as may be amended, restated, superseded or suspended from time to time. In addition, you will be reimbursed for reasonable out-of-pocket expenses, including expenses associated with travel and entertainment.
Pursuant to the Company's compensation policy for non-employee directors, during the period of your service as Chief Executive Officer, as a full-time employee, you will not be entitled to any compensation other than the compensation described in this letter, including grants of equity compensation to non-employee directors, if any, for service as a director or as a member of any committee of the Board.
Equity Compensation:
As Chief Executive Officer, you will be eligible to participate in the Company's 2012 Incentive Compensation Plan (the “2012 Plan”), subject to the terms and conditions as in effect from time to time. Pursuant to the terms of the Nonqualified Stock Option Agreement and the Restricted Stock Award Agreement, each dated December 18, 2012, the shares of restricted stock and stock options awarded to you on December 18, 2012 in connection with your appointment as interim Chief Executive Officer of the Company will continue to vest or become exercisable, respectively, during your continuing service as Chief Executive Officer. For the avoidance of doubt, as this letter replaces and supersedes the terms of the offer letter between you and the Company dated December 18, 2012 (the “2012 Letter”), upon your acceptance and agreement to this letter, the waiver in the 2012 Letter of any acceleration of vesting of the aforementioned shares of restricted stock and stock options that may occur upon a “Change in Control” as defined in the 2012 Plan shall have no effect.
In addition, in connection with its annual review of the equity compensation of the executive officers of the Company, the Compensation Committee of the Board currently expects to grant you an award of performance share units under the 2012 Plan valued at $1,000,000 effective April 30, 2013. These performance share units will be granted on the same terms and subject to the same conditions as any contemporaneous performance share grants to the other executive officers of the Company. Further, the performance share units will be subject to the terms and conditions of an agreement or agreements governing those shares, and this description is qualified wholly by reference to the final agreed form and terms of that agreement or those agreements.
Term:
Your service as Chief Executive Officer under the terms of this offer letter will be effective as of April 30, 2013, and your employment with the Company will continue thereafter until either you or the Company decides to terminate the relationship. The Board may suspend your service as Chief Executive Officer of the Company at any time for any reason or no reason. Other than any compensation or benefits you may be eligible to receive under the Company's Severance Plan and the Company's Change of Control Severance Plan, both as may be amended, restated, superseded or suspended from time to time, you and the Company hereby agree that you will receive no termination, severance or similar payments or benefits upon the termination of your employment or the suspension of your service as Chief Executive Officer.
Additional Matters:
Our offer is contingent on your agreement to execute a Non-Competition and Confidentiality Agreement in form satisfactory to the Company, and additional terms that are to be determined. In addition, the expected grant of performance share units under the 2012 plan that is described above is contingent on

Mr. Steven M. Shindler
April 30, 2013

your agreement to execute an agreement or agreements governing those units in form satisfactory to the Company. Further, our offer is subject to your representation that you are not violating any current covenants not to compete or other similar type of arrangement to which you may be subject by negotiating or entering into an arrangement of employment with the Company.
Upon your acceptance and agreement hereto, this letter replaces and supersedes the terms of the 2012 Letter, and the 2012 Letter shall be deemed to be terminated.
Until they may be publicly announced by the Company, the existence and terms of this offer are considered confidential information of the Company, and we trust that you will treat them as such.
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Mr. Steven M. Shindler
April 30, 2013

Sincerely,
NII HOLDINGS, INC.

By: /s/ Gary D. Begeman
Gary D. Begeman
Executive Vice President and General Counsel

Accepted and agreed,
/s/ Steven M. Shindler
Steven M. Shindler